Exhibit 99.1

Renovacor Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Corporate Update

Debuted as a public company and raised gross proceeds of $95.1 million from the business combination with Chardan Healthcare Acquisition 2 Corp and a concurrent PIPE financing

Strengthened company leadership with key appointments including Marc Semigran, M.D., as CMO, Matthew Killeen, Ph.D., as CSO and Elizabeth White, Ph.D., as CBO and SVP of Operations

Reported topline preclinical data demonstrating successful cardiac transduction with REN-001 delivered via local infusion at a low vector dose in a pilot pig study

Significant progress made across key ongoing REN-001 IND-enabling studies

IND submission for REN-001 is expected in the second half of 2022 with the initiation of a Phase I/II clinical trial in BAG3-DCM anticipated to follow

PHILADELPHIA -- March 24, 2022 -- Renovacor, Inc. (NYSE: RCOR), a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases, today reported financial results for the fourth quarter and full year 2021.

“Throughout 2021, we continued to build on a strong foundation for sustained growth by achieving key scientific and corporate milestones,” said Magdalene Cook, M.D., Chief Executive Officer of Renovacor. “We entered the public market backed by a premier institutional investor syndicate and strengthened our financial position, providing a cash runway that we believe will support us through multiple anticipated milestones. We also built a dedicated leadership team comprised of seasoned industry veterans with the experience and expertise needed to deliver innovative precision therapies to patients living with serious genetically-driven diseases.”

“Our IND-enabling studies for REN-001 are advancing and we are working diligently to submit an IND application in the second half of this year and initiate a Phase I/II clinical trial in BAG3-DCM thereafter,” added Marc Semigran, M.D., Chief Medical Officer of Renovacor. “We anticipate reporting additional preclinical data for REN-001 and providing other pipeline updates later this year.”

Full Year 2021 Corporate Highlights

•
Closed Business Combination with Chardan Healthcare Acquisition 2 Corp. (CHAQ) and Began Trading on the New York Stock Exchange (NYSE): On September 3, 2021, common stock and warrants of the combined company, Renovacor Inc., commenced trading under the ticker symbols “RCOR” and “RCOR.WS”, respectively, on the NYSE. Gross proceeds from the business combination totaled approximately $95.1 million ($65.1 million from CHAQ’s trust account and $30.0 million from CHAQ’s PIPE offering), which is expected to support REN-001’s advancement into clinical development and the advancement of Renovacor’s other preclinical programs towards IND‑enabling studies.

•
Strengthened Company Leadership: Appointments to the executive team included Marc Semigran, M.D., as Chief Medical Officer (CMO), Matthew Killeen, Ph.D., as Chief Scientific Officer (CSO) and Elizabeth White, Ph.D., as Chief Business Officer (CBO) and Senior Vice President (SVP) of Operations. Drs. Semigran, Killeen, and White are each industry leaders whose collective expertise spans across the cardiac, gene therapy and rare disease industries. Prior to joining Renovacor, Dr. Semigran was Chief Medical Officer and SVP of Medical Science at MyoKardia through its acquisition by Bristol Myers Squibb in 2020 for $13.1 billion, Dr. Killeen was the Head of Cardiovascular Research at BioMarin Pharmaceutical Inc. and Dr. White was the Chief Business and Strategy Officer for NeuExcell Therapeutics, Inc.

In addition, Renovacor appointed Kumar Dhanasekharan, Ph.D., as SVP of Technical Operations, previously Vice President of Technical Operations at SwanBio; Jordan Shin, M.D., Ph.D., as SVP of Clinical Development and Translational Science, previously Vice President of Medical Development at Lung Biotechnology (United Therapeutics); and Jiwen Zhang, Ph.D., as SVP, Regulatory Affairs and Quality Assurance, previously Vice President of Regulatory at PassageBio. Dr. Zhang was recently promoted to Chief Regulatory Officer.

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Strengthened Board of Directors: Joan Lau, Ph.D., Chief Executive Officer of Spirovant Sciences, and Gregory F. Covino, Executive Advisor at Novavax, Inc., were added to Renovacor’s Board of Directors upon the closing of the business combination with CHAQ.

•
Expanded Scientific Advisory Board: Richard Peluso, Ph.D., retired Vice President of Merck Vaccines & Biologics Bioprocess Research and Development and Lee Sweeney, Ph.D., Professor, University of Florida, Department of Pharmacology and Therapeutics, were recently added to Renovacor’s Scientific Advisory Board.

Full Year 2021 and Recent Preclinical Program Highlights

•
Retrograde Coronary Sinus Infusion (RCSI) Delivery of REN-001 Resulted in Successful Cardiac Transduction at a Low Vector Dose in a Pilot Pig Study: Preclinical data show that local delivery of REN-001 via RCSI resulted in successful cardiac transduction above a key vector copy number threshold at doses less than 1e13 vector genomes per kilogram in a pilot pig study. Results from this preclinical study are expected to be included in REN-001’s IND data package and informed the design of Renovacor’s ongoing good laboratory practices (GLP) toxicology IND-enabling study. Submission of the REN-001 IND is expected in the second half of 2022.

•
Dose-ranging and Durability Studies in a BAG3-DCM Mouse Model Underway: These serve as the IND-enabling dose-ranging and durability studies for REN-001. The studies are being conducted in a BAG3-associated dilated cardiomyopathy (DCM) mouse model. Encouraging preliminary data from an ongoing natural history/survival study of this model have shown an impaired survival phenotype, alongside left ventricular dilation and cardiac functional decline, findings that are consistent with several hallmark characteristics of DCM seen clinically in patients. These new data have been leveraged to optimize the design of the ongoing dose-ranging study of REN-001 using this BAG3-DCM mouse model.

•
Completed Dosing in GLP Toxicology Study of Healthy Yucatan Pigs: The GLP toxicology study of healthy Yucatan pigs using the RCSI route of administration has completed dosing.

Fourth Quarter and Full Year 2021 Financial Results

Net loss for the three months ended December 31, 2021, was $0.5 million, or $0.03 per basic and diluted share, compared to net loss of $0.8 million, or $0.16 per basic and diluted share, for the same period in 2020.

Net loss for the full year ended December 31, 2021, was $14.1 million, or $1.41 per basic and diluted share, compared to net loss of $3.2 million, or $0.83 per basic and diluted share, for the same period in 2020.

Research and development expenses were approximately $4.3 million and $11.8 million, respectively, for the three months and full year ended December 31, 2021, compared to approximately $0.6 million and $2.4 million for the same periods in 2020.

General and administrative expenses were approximately $3.6 million and $6.9 million, respectively, for the three months and full year ended December 31, 2021, compared to approximately $0.3 million and $0.8 million for the same periods in 2020.

Cash position as of December 31, 2021, totaled $78.8 million which, based on current projections, Renovacor believes will be sufficient to fund its operating expenses and capital expenditures requirements into the second half of 2023.

About Renovacor

Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. The company’s lead program in BAG3-associated dilated cardiomyopathy (DCM) uses gene transfer technology to address the monogenic cause of this severe form of heart failure. Renovacor’s vision is to bring life-changing therapies to patients living with serious genetic cardiovascular and related diseases, by developing medicines that target the underlying cause of disease and provide a transformative benefit and significant improvement to quality of life.

Forward-Looking Statements

These forward-looking statements are based upon current estimates and assumptions of the Company and its management and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this presentation. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: competition, the ability of the company to grow and manage growth, maintain relationships with customers and suppliers and retain its management and key employees; the Company's ability to successfully advance its current and future product candidates through development activities, preclinical studies and clinical trials and costs related thereto; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business or competitive factors; the Company’s estimates of expenses and proﬁtability; the evolution of the markets in which the Company competes; the ability of the Company to implement its strategic initiatives and continue to innovate its existing products; the ability of the Company to defend its intellectual property; the impact of the COVID-19 pandemic on the Company’s business, labor shortages and supply chain; and the risks and uncertainties described in the “Risk Factors” section of the Company's quarterly reports filed the Securities Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Renovacor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that it will achieve its expectations.

Investors:

Brooks Rahmer

Renovacor, Inc

315-271-5179

ir@renovacor.com

John Mullaly

LifeSci Advisors

617-429-3548

jmullaly@lifesciadvisors.com

Media:

Patrick Bursey

LifeSci Communications

646-970-4688

pbursey@lifescicomms.com

Renovacor, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$4,344	$557	$11,757	$2,425
General and administrative	3,645	258	6,872	805
Loss from operations	(7,989)	(815)	(18,629)	(3,230)
Other income (expense):
Change in fair value of warrant liability	3,675	—	2,240	—
Change in fair value of share earnout liability	3,781	—	2,354	—
Other income (expense), net	1	—	(66)	—
Net Loss	$(532)	$(815)	$(14,101)	$(3,230)

Net loss per share - basic and diluted	$(0.03)	$(0.16)	$(1.41)	$(0.83)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders - basic and diluted	17,440,771	4,992,071	9,976,240	3,883,316

Renovacor, Inc.
Consolidated Balance Sheet Data
(In thousands)

	December 31,
	2021	2020
Cash and cash equivalents	$78,790	$5,384
Other assets	2,209	108
Total assets	$80,999	$5,492

Total liabilities	$27,455	$194
Total stockholders’ equity	53,544	5,298
Total liabilities and stockholders’ equity	$80,999	$5,492